Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Global Net Lease, Inc. of our report dated April 8, 2022, (June 24, 2022, as to Notes 1 & 6) relating to the Combined Statement of Revenues and Certain Expenses of the portfolio of 81 properties (the “CIM Portfolio”) and related notes, appearing in the Current Report on Form 8-K/A of The Necessity Retail REIT, Inc. dated June 24, 2022.

/s/ Deloitte & Touche LLP

Tempe, Arizona

September 12, 2023